EXHIBIT 10.4

CARMAX, INC.

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (“Agreement”) is entered into as of January 6, 2015 (“Effective Date”) between CarMax, Inc., a Virginia corporation, and its affiliated companies (collectively, the “Company”), and Thomas W. Reedy (the “Executive”).

WHEREAS, the Company recognizes the Executive’s intimate knowledge and experience in the business of the Company, and has appointed the Executive as Executive Vice President and Chief Financial Officer;

WHEREAS, the Executive will develop and come in contact with the Company’s proprietary and confidential information that is not readily available to the public, and that is of great importance to the Company and that is treated by the Company as secret and confidential information;

WHEREAS, the Company and the Executive desire to agree upon the terms, conditions, compensation and benefits of the Executive’s future employment; and

WHEREAS, upon execution of this Agreement, any prior employment or severance agreement between the Executive and the Company, whether oral or written, will have no force and effect with respect to the terms and conditions of Executive’s employment and will be replaced and superseded by the terms of this Agreement.

NOW, THEREFORE, in consideration of the Executive’s appointment and continued employment by the Company, and of the premises, mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1.Employment Acceptance

The Company hereby agrees to employ the Executive and the Executive hereby accepts employment as Executive Vice President and Chief Financial Officer of the Company, in accordance with the terms and conditions set forth herein.

Article 2.Position and Responsibilities

During the term of the Executive’s employment with the Company (“Term”), the Executive agrees to serve as Executive Vice President and Chief Financial Officer of the Company.  In his capacity as Executive Vice President and Chief Financial Officer , the Executive shall report directly to the Company’s President and Chief Executive Officer (“CEO”) and shall have the duties and responsibilities of Executive Vice President and Chief Financial Officer and such other duties and responsibilities not inconsistent with the performance of his duties as Executive Vice President and Chief Financial Officer of the Company.  The

Executive’s principal work location shall be the corporate headquarters of the Company located in the Richmond, Virginia metropolitan area.

Article 3.Standard of Care

3.1General.  During the Term, the Executive shall devote his full business time, attention, knowledge and skills to the Company’s business and interests.  The Executive covenants, warrants, and represents that he shall:

(a)Devote his best efforts and talents to the performance of his employment obligations and duties for the Company;

(b)Exercise the highest degree of loyalty and the highest standards of conduct in the performance of his duties;

(c)Observe and conform to the Company’s bylaws and other rules, regulations, and policies established or issued by the Company; and

(d)Refrain from taking advantage, for himself or others, of any corporate opportunities of the Company.

3.2Forfeiture and Return of Incentive Compensation.  It is the Company’s expectation that the Executive will discharge his duties hereunder with utmost attention to the standards set forth in Section 3.1.  In the event the CarMax, Inc. Board of Directors (“Board”) determines that the Executive has engaged in conduct constituting Cause (as defined in Section 7.6(a)), which conduct directly results in the filing of a restatement of any financial statement previously filed with the Securities and Exchange Commission (or other governmental agency) under the Federal securities laws, the Executive shall immediately (a) forfeit all unpaid Affected Compensation (as defined below) and (b) upon demand by the Company repay to the Company all Affected Compensation received or realized by the Executive together with interest at the prime rate in effect from time to time as reported in The Wall Street Journal; provided, however, that the forfeiture and repayment provisions of this Section 3.2 shall not apply to conduct constituting “gross negligence” under Section 7.6(a)(ii) or to conduct under Section 7.6(a)(iii), Section 7.6(a)(vii) or Section 7.6(a)(viii).  “Affected Compensation” means any payment to the Executive, any award or vesting of any equity or other short-term or long-term incentive compensation to the Executive, or any before-tax proceeds of a sale of previously awarded equity compensation realized by the Executive, in any instance in which (i) the payment, award or vesting of the foregoing was expressly conditioned upon the achievement of certain financial results that were subsequently the subject of such restatement, and (ii) a lesser amount of payment, award or vesting or before-tax proceeds of a sale of any of the foregoing would have been made to, vested in or otherwise earned or realized by, the Executive based upon such restated financial results.

Article 4.Other Activities

During the Term, the Executive shall comply with the provisions of Article 8 herein.  Furthermore, during his employment, the Executive agrees to obtain the written consent of the

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CEO before entering into any other occupation, even if dissimilar to that of the Company, including, without limitation, service as a member of a board of directors of one or more other companies.  Such consent may be granted or withheld, in the CEO’s sole discretion.  The Executive may participate on charitable and civic boards, and in educational, professional, community and industry affairs, without CEO consent, provided that such participation does not interfere with the performance of his duties.

Article 5.Compensation and Benefits

As remuneration for all services to be rendered by the Executive during the Term, and as consideration for complying with the covenants herein during and after the termination or expiration of the Term, the Company shall pay and provide to the Executive the following compensation and benefits:

5.1Base Salary.    During the Term, the Company shall pay the Executive a base salary (“Base Salary”) in an amount established and approved by the Compensation and Personnel Committee of the Board (“Compensation Committee”); provided, however, that such Base Salary shall be established at a rate of not less than $595,793.61 per year, except as otherwise provided in this Section 5.1 below.  This Base Salary shall be subject to all appropriate federal and state withholding taxes and payable in accordance with the normal payroll practices of the Company.  The Compensation Committee shall review and adjust the Base Salary as it deems appropriate at least annually during the Term; provided, however, that the Executive’s Base Salary shall not be decreased without the Executive’s written consent, other than across-the-board reductions applicable to all senior officers of the Company.  If adjusted, the Base Salary shall be so adjusted for all purposes of this Agreement.

5.2Annual Bonus.  In addition to his Base Salary, the Executive shall be entitled to participate in the Company’s Annual Performance-Based Bonus Plan (“Annual Bonus Plan”), as such Annual Bonus Plan may exist from time to time during the Term.  Under the Company’s Annual Bonus Plan, the Executive has the opportunity to earn an annual bonus with respect to any fiscal year of the Company (“Annual Bonus”).  The Annual Bonus will be determined by a formula approved each fiscal year by the Compensation Committee (the “Annual Bonus Formula”) in its sole discretion.  At the beginning of each fiscal year, the Compensation Committee will authorize, in accordance with the Annual Bonus Plan, the Executive’s Annual Bonus for that fiscal year, which shall be targeted at seventy-five percent (75%) of the Executive’s Base Salary for that fiscal year (“Target Bonus Rate”).  The specified Target Bonus Rate may be increased from time to time by the Compensation Committee but shall not be decreased without the Executive’s written consent.  Depending upon the actual financial performance recorded by the Company for any given fiscal year, the Executive’s Annual Bonus may be increased or decreased solely in accordance with the Annual Bonus Formula and otherwise in accordance with the Annual Bonus Plan.

5.3Long-Term Incentives. During the Term, the Executive shall be eligible to participate in the Company’s 2002 Stock Incentive Plan, as amended and restated (or any successor incentive plan thereto), to the extent that the Compensation Committee, in its sole discretion, determines is appropriate.  The Compensation Committee will make its determination

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consistent with the methodology used by the Company for compensating the Executive’s peer executives.  Additionally, the Executive shall be entitled to participate in all other incentive plans, whether equity-based or cash-based, applicable generally to his peer executives within the Company.

5.4Retirement and Deferred Compensation Plans.  During the Term, the Executive shall be entitled to participate in all tax-qualified and nonqualified retirement and deferred compensation plans, policies and programs applicable generally to his peer executives within the Company, subject to the eligibility and participation requirements of such plans, policies and programs.

5.5Welfare Benefit Plans.  During the Term, the Executive and the Executive’s family will be entitled to participate in all welfare benefit plans, policies and programs, including those defined under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, provided by the Company to his peer executives within the Company, subject to the eligibility requirements and other provisions of such plans, policies and programs.

5.6Fringe Benefits.  During the Term, the Executive will be entitled to fringe benefits in accordance with the plans, policies and programs of the Company in effect for his peer executives within the Company.

5.7Vacation.  During the Term, the Executive will be entitled to participate in the Company’s Time Away paid time off program for salaried employees (or successor paid time off program) as that program is administered by the Company and as it may be amended or modified from time to time; provided, in all events, the Executive will be entitled to not less than 30 days of paid vacation each fiscal year.

5.8Right to Change Plans.  By reason of Sections 5.4, 5.5, 5.6 and 5.7 herein, the Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, policy or program, so long as such changes are similarly applicable to the Executive’s peer executives.

Article 6.Expenses

During the Term, the Company shall pay or reimburse the Executive for all ordinary and necessary expenses, in a reasonable amount, that the Executive incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which the Company finds that the Executive’s participation is in the best interests of the Company.  The payment or reimbursement of expenses shall be subject to such rules concerning documentation of expenses and the type or magnitude of such expenses as the Compensation Committee or the Company, as applicable, may establish from time to time.

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Article 7.Employment Termination

7.1Date of Termination.  The Company or the Executive may terminate the Executive’s employment in accordance with the provisions of this Article 7.  The “Date of Termination” of the Executive’s employment shall be as determined in Sections 7.2, 7.3, 7.4, 7.5, 7.6, and 7.7 below.

7.2Termination Due to Retirement or Death.

(a)In the event the Executive’s employment ends by reason of Retirement (as defined below), the Date of Termination shall be the date set forth in a notice by the Executive, which notice shall be given to the Company at least ninety (90) days prior to such date.  In the event of the Executive’s death, the Date of Termination shall be the date of death.  In either case, the Executive’s benefits shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance and other applicable plans and programs of the Company then in effect.  For the purposes of this Agreement, “Retirement” shall mean the Executive’s voluntary termination of employment at a time during which he is eligible for “Normal Retirement” or “Early Retirement” as such terms are defined in the CarMax, Inc. Pension Plan as of the Effective Date.

(b)Upon the Date of Termination due to the Executive’s Retirement or death, the Company shall be obligated to pay the Executive or, if applicable, the Executive’s beneficiary or estate, the following “Accrued Obligations”: (i) any Base Salary that was accrued but not yet paid as of the Date of Termination; (ii) the unpaid Annual Bonus, if any, earned with respect to the fiscal year preceding the Date of Termination; (iii) any compensation previously deferred by the Executive by his own election; and (iv) all other employee welfare and retirement benefits to which the Executive is entitled on the Date of Termination in accordance with the terms of the applicable plan or plans.  The Accrued Obligations payable under the above clauses (i) and (ii) shall be paid to the Executive in a lump sum cash payment within ten (10) days after the Date of Termination or as soon thereafter as may be practicable.  The Accrued Obligations payable under clauses (iii) and (iv) shall be paid in accordance with the terms of the plan under which they are due.

(c)Upon the Date of Termination due to the Executive’s Retirement, the Executive shall be entitled to a pro rata share of the Annual Bonus based on actual performance for the fiscal year in which the Date of Termination occurs (such proration to be based on the fraction, the numerator of which is the number of full completed days of employment during the fiscal year through the Date of Termination, and the denominator of which is 365) (“Pro Rata Actual Bonus”).  The Pro Rata Actual Bonus, if any, shall be paid to the Executive when annual bonuses are paid to other senior officers of the Company for such fiscal year.

(d)Upon the Date of Termination due to the Executive’s death, the Executive’s beneficiary or estate shall be entitled to a pro rata share of the Annual Bonus at the Target Bonus Rate for the fiscal year in which the Date of Termination occurs (such proration to be based on the fraction, the numerator of which is the number of full completed days of employment during the fiscal year through the Date of Termination, and the denominator of

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which is 365) (“Pro Rata Target Bonus”).  The Pro Rata Target Bonus shall be paid to the Executive’s beneficiary or estate in a lump sum cash payment within ten (10) days after the date of the Executive’s death or as soon as practicable thereafter.

(e)Upon the termination of the Executive’s employment due to his Retirement or death, the terms and conditions of the awards and agreements applicable to the Executive’s outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of long-term incentive compensation, regardless of whether such compensation is equity or cash based, will govern the consequences of the termination of the Executive’s employment under this Section 7.2.

7.3Termination Due to Disability.

(a)The Company shall have the right to terminate the Executive’s employment for his Disability (as defined below).  The Date of Termination due to Disability shall be the date set forth in a notice to the Executive, which notice shall be given by the Company at least thirty (30) days prior to such date.  For the purposes of this Agreement, “Disability” or “Disabled” shall mean any physical or mental illness or injury that causes the Executive (i) to be considered “disabled” for the purpose of eligibility to receive income-replacement benefits in accordance with the Company’s long-term disability plan in which the Executive is a participant, or (ii) if the Executive does not participate in any such plan, to be unable to substantially perform the duties of his position for 180 days in the aggregate during any period of twelve (12) consecutive months and a physician selected by the Company (and reasonably acceptable to the Executive) shall have furnished to the Company certification that the return of the Executive to his normal duties is impossible or improbable.  The Board shall review the foregoing information and shall determine in good faith if the Executive is Disabled.  The Board’s decision shall be binding on the Executive.  Notwithstanding the foregoing, if the Executive incurs a physical or mental illness or injury that does not constitute a Disability, such physical or mental illness or injury shall not constitute a failure by the Executive to perform his duties hereunder and shall not be deemed a breach or default of this Agreement by the Executive.

(b)Upon the Date of Termination due to the Executive’s Disability, the Executive shall be entitled to his Accrued Obligations and a Pro Rata Target Bonus.  The Accrued Obligations provided under Section 7.2(b)(i) and (ii) and the Pro Rata Target Bonus shall be paid to the Executive in a lump sum cash payment within ten (10) days after the Date of Termination or as soon as practicable thereafter.  The Accrued Obligations provided under Section 7.2(b)(iii) and (iv) shall be paid in accordance with the terms of the plan under which they are due.

(c)Upon the termination of the Executive’s employment due to his Disability, the terms and conditions of the awards and agreements applicable to the Executive’s outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of long-term incentive compensation, regardless of whether such compensation is equity or cash based, will govern the consequences of the termination of the Executive’s employment under this Section 7.3.

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7.4Voluntary Termination by the Executive Without Good Reason.  The Executive may terminate his employment at any time without Good Reason (as defined in Section 7.7) by giving the Company at least forty five (45) days notice, which notice shall state the Date of Termination.  The Company reserves the right to require the Executive not to work during the notice period but shall pay the Executive his accrued and unpaid Base Salary, at the rate then in effect provided in Section 5.1 herein, through the Date of Termination (but not to exceed forty-five (45) days), and such payment shall be made to the Executive within ten (10) days after the Date of Termination or as soon thereafter as may be practicable.  The Company shall also pay the Executive any compensation previously deferred by the Executive by his own election and all other employee welfare and retirement benefits to which the Executive is entitled on the Date of Termination, all in accordance with the terms of the applicable plan or plans under which they are due.  In the event of the Executive’s voluntary termination of employment without Good Reason, the terms and conditions of the awards and agreements applicable to the Executive’s outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of long-term incentive compensation, regardless of whether such compensation is equity or cash based, will govern the consequences of the termination of the Executive’s employment under this Section 7.4.

7.5Involuntary Termination by the Company Without Cause.  Upon notice to the Executive, the Company may terminate the Executive’s employment at any time for any reason other than for Cause and other than due to Disability (“Involuntary Termination Without Cause”).  The Date of Termination shall be the date stated in such notice.

(a)In the event of the Executive’s Involuntary Termination Without Cause, which occurs prior to the occurrence of,  or after the conclusion of, a Change in Control Employment Period (defined at Section 11.4) that relates to a “Change in Control Event” (as defined in Section 11.5(b)), the Executive shall receive the following payments and benefits:

(i)The Company shall pay to the Executive, in equal monthly installments over the twenty-four (24) month period beginning on the 60th day following the Executive’s “Separation from Service” (as such term is defined in the Internal Revenue Code of 1986, as amended (“Code”) Section 409A), an amount equal to the product of two (2) times the sum of (x) the Executive’s Base Salary and (y) the amount of the last Annual Bonus for the Executive as determined by the Compensation Committee in accordance with the Annual Bonus Plan, regardless of the Date of Termination.

(ii)The Executive’s participation in the Company’s health, dental, and vision plans will end on the last day of the month in which the Date of Termination occurs.  The Executive may elect to continue coverage under the health, dental and/or vision plans for himself and his eligible dependents in accordance with the terms and procedures of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  If the Executive elects COBRA coverage, the Executive shall be responsible for remitting the COBRA premium to the Company (or to a COBRA administrator designated by the Company) in accordance with the terms of the Company’s health, dental and vision plans and applicable COBRA requirements.  If the Executive elects COBRA coverage, the Company shall reimburse the Executive for a

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portion of the cost of such coverage until the end of the COBRA coverage period, up to a maximum period of eighteen (18) months.  The amount of the Company’s reimbursement shall be equal to the sum of (1) the amount the Company would have otherwise paid for such coverage if the Executive had remained an active employee of the Company, and (2) the COBRA administration fee.  If the Executive does not elect COBRA coverage, the Company shall have no obligation to the Executive with respect to health, dental and vision benefits following the Date of Termination.

(iii)The Company shall provide the Executive with reasonable outplacement services not to exceed a cost of $25,000.  Such services shall be provided no later than the expiration of the two-year period following the Executive’s Separation from Service.

(iv)The Executive shall be entitled to his Accrued Obligations and a Pro Rata Actual Bonus.  The Accrued Obligations provided under Section 7.2(b)(i) and (ii) shall be paid to the Executive in a lump sum cash payment within ten (10) days after the Date of Termination or as soon thereafter as may be practicable.  The Accrued Obligations provided under Section 7.2(b)(iii) and (iv) shall be paid in accordance with the terms of the plan under which they are due.  The Pro Rata Actual Bonus, if any, shall be paid to the Executive when annual bonuses are paid to other senior officers of the Company for such fiscal year.

(v)The terms and conditions of the awards and agreements applicable to the Executive’s outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of long-term incentive compensation, regardless of whether such compensation is equity or cash based, will govern the consequences of the termination of the Executive’s employment under this Section 7.5.

(b)Amounts payable under this Section 7.5 shall be in lieu of any amounts otherwise payable under any severance plan or agreement covering senior officers of the Company.

(c)In the event that the Company terminates the Executive’s employment at any time for any reason (i) other than for Cause and other than due to Disability and (ii) after the Executive has attained age 65 or higher, such termination shall not be deemed an Involuntary Termination Without Cause.

7.6Termination For Cause.  The Company may terminate the Executive’s employment at any time for Cause, without notice or liability for doing so.  The Date of Termination shall be the date that Cause is determined as provided below.

(a)For purposes of this Agreement, “Cause” means a good faith determination by the Board that one (1) or more of the following has occurred:

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(i)The Executive has committed a material breach of this Agreement, which breach was not cured or waived by the Company, within ten (10) days of receipt by the Executive of notice from the Company specifying the breach;

(ii)The Executive has committed gross negligence in the performance of his duties hereunder, intentionally fails to perform his duties, engages in intentional misconduct or intentionally refuses to abide by or comply with the directives of the Board, the CEO or the Company’s policies and procedures, as applicable, which actions continued for a period of ten (10) days after receipt by the Executive of notice of the need to cure or cease;

(iii)The Executive has willfully and continuously failed to perform substantially his duties (other than any such failure resulting from the Executive’s Disability or incapacity due to bodily injury or physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the CEO that specifically identifies the manner in which the Board or the CEO believes that the Executive has not substantially performed his duties;

(iv)The Executive has willfully violated a material requirement of the Company’s code of conduct or breached his fiduciary duty to the Company;

(v)The Executive’s conviction of (or a plea of guilty or nolo contendere to) a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety;

(vi)The Executive has engaged in illegal conduct, embezzlement or fraud with respect to the business or affairs of the Company;

(vii)The Executive has failed to disclose to the Board a conflict of interest of which the Executive knew or with reasonable diligence should have known in connection with any transaction entered into on behalf of the Company; or

(viii)The Executive has failed to agree to a modification of the Agreement pursuant to Section 17.3 hereof when the purpose of the modification is to comply with applicable federal, state or local laws or regulations, or when such modification is designed to further define the restrictions of Article 8 or otherwise enhance the enforcement of Article 8 without increasing the duration or scope of the Article 8 restrictions.

No act or failure to act on the Executive’s part will be considered “willful” if conducted by the Executive in good faith and with a reasonable belief that the Executive’s act or omission was in, and not opposed to, the best interests of the Company.

(b)If the Executive’s employment is terminated for Cause during the Term, this Agreement will terminate without further obligation of the Company to the Executive other than (i) the payment to the Executive of his accrued and unpaid Base Salary through the Date of Termination, and (ii) the payment of any compensation previously deferred by the Executive by

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his own election and all other employee welfare and retirement benefits to which the Executive is entitled on the Date of Termination, all in accordance with the terms of the applicable plan or plans under which they are due.  In the event of the Executive’s termination of employment for Cause, the terms and conditions of the awards and agreements applicable to the Executive’s outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of long-term incentive compensation, regardless of whether such compensation is equity or cash based, will govern the consequences of the termination of the Executive’s employment under this Section 7.6.

7.7Termination for Good Reason.  At any time during the Term, the Executive may terminate his employment for Good Reason (as defined below) upon notice to the Company.  Such notice shall state the intended Date of Termination and shall be given to the Company at least forty-five (45) days prior to such date and shall set forth in detail the facts and circumstances claimed to provide grounds for such termination.  The Company shall have the right to cure the facts and circumstances giving rise to such grounds for termination for Good Reason.  If the Company does not so cure within such forty-five (45) day notice period, then the Executive’s employment shall terminate on the Date of Termination stated in the notice.

(a)For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one (1) or more of the following:

(i)A reduction in the Executive’s Base Salary (other than, prior to the occurrence of a Change in Control or Asset Sale, a reduction across-the-board affecting all senior officers in substantially like percentages of their base salaries) or Target Bonus Rate;

(ii)A material reduction in the Executive’s duties or authority as Executive Vice President and Chief Financial Officer of the Company, or any removal of the Executive from or any failure to reappoint or reelect the Executive to such positions (except in connection with the termination of the Executive’s employment for Cause or Disability, as a result of the Executive’s death or Retirement or by the Executive other than for Good Reason);

(iii)The Executive being required to relocate to a principal place of employment more than 35 miles from the Company’s headquarters except, prior to the occurrence of a Change in Control or Asset Sale, in connection with the relocation of substantially all senior Company executives pursuant to the relocation of the Company’s headquarters; or

(iv)The failure of the Company to obtain an agreement from any successor to all or substantially all of the assets or business of the Company to assume and agree to perform this Agreement within fifteen (15) days after a merger, consolidation, sale or similar transaction.

(b)In the event of the Executive’s voluntary termination of employment for Good Reason, which occurs prior to the occurrence of, or after the conclusion of, a Change in

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Control Employment Period that relates to a Change in Control Event, the Executive shall receive the following payments and benefits:

(i)The Company shall pay to the Executive, in equal monthly installments over the twenty-four (24) month period beginning on the 60th day  following the Executive’s Separation from Service, an amount equal to the product of two (2) times the sum of (x) the Executive’s Base Salary and (y) the amount of the last Annual Bonus for the Executive as determined by the Compensation Committee in accordance with the Annual Bonus Plan, regardless of the Date of Termination.

(ii)The Executive’s participation in the Company’s health, dental, and vision plans will end on the last day of the month in which the Date of Termination occurs.  The Executive may elect to continue coverage under the health, dental and/or vision plans for himself and his eligible dependents in accordance with the terms and procedures of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  If the Executive elects COBRA coverage, the Executive shall be responsible for remitting the COBRA premium to the Company (or to a COBRA administrator designated by the Company) in accordance with the terms of the Company’s health, dental and vision plans and applicable COBRA requirements.  If the Executive elects COBRA coverage, the Company shall reimburse the Executive for a portion of the cost of such coverage until the end of the COBRA coverage period, up to a maximum period of eighteen (18) months. The amount of the Company’s reimbursement shall be equal to the sum of (1) the amount the Company would have otherwise paid for such coverage if the Executive had remained an active employee of the Company, and (2) the COBRA administration fee.  If the Executive does not elect COBRA coverage, the Company shall have no obligation to the Executive with respect to health, dental and vision benefits following the Date of Termination.

(iii)The Company shall provide the Executive with reasonable outplacement services not to exceed a cost of $25,000.  Such services shall be provided no later than the expiration of the two-year period following the Executive’s Separation from Service.

(iv)The Executive shall be entitled to his Accrued Obligations.  The Accrued Obligations provided under Section 7.2(b)(i) and (ii) shall be paid to the Executive in a lump sum cash payment on the tenth day after the Date of Termination or as soon thereafter as may be practicable.  The Accrued Obligations provided under Section 7.2(b)(iii) and (iv) shall be paid in accordance with the terms of the plan under which they are due.

(v)The terms and conditions of the awards and agreements applicable to the Executive’s outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of long-term incentive compensation, regardless of whether such compensation is equity or cash based, will govern the consequences of the termination of the Executive’s employment under this Section 7.7.

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(vi)The Executive shall be entitled to a one-time payment in an amount equal to the Executive’s Base Salary on the Date of Termination multiplied by seventy-five percent (75%).  This one-time payment shall be paid to the Executive in a lump sum cash payment on the tenth day after the Date of Termination or as soon thereafter as may be practicable.

(c)The Executive’s right to terminate his employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness not constituting a Disability.    Amounts payable under this Section 7.7 shall be in lieu of any amounts otherwise payable under any severance plan or agreement covering senior officers of the Company.

7.8Conditions on Company Obligations.  All payments and benefits made or provided pursuant to Article 7 are subject to the Executive’s:

(a)Compliance with the provisions of Article 8, Article 9, Article 10 and Section 17.2 hereof;

(b)Except with respect to payment of the Executive’s Accrued Obligations, delivery to the Company of an executed Agreement and General Release without the Executive having revoked such agreement, which shall be substantially in the form attached hereto as Exhibit A (with such changes or additions as needed under then applicable law to give effect to its intent and purpose) (“Agreement and General Release”), satisfactory to the Company by the appropriate deadlines specified by the Company, provided that all such steps must be completed prior to the 60th day (or for purposes of Section 11.5(b), the 45th day) following the Executive’s Separation from Service; and

(c)Compliance with Code Section 409A.  Notwithstanding anything herein to the contrary, distributions under Section 7.5(a)(i), 7.7(b)(i), 7.7(b)(vi), or 11.5(b) may not be made to a Key Employee (as defined below) upon his or her Separation from Service before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee) (the “Key Employee Delay”).  Any payments that would otherwise be made during this period of delay shall be accumulated and paid on the first day of the seventh month following the Executive’s Separation from Service (or, if earlier, the first day of the month after the Executive’s death).  For purposes of this Section 7.8(c), “Key Employee” means an executive who, as of December 31st of a calendar year, meets the requirements of Code Section 409A(a)(2)(B)(i) to be treated as a “specified employee” of the Company; i.e., a key employee (as defined in Code Section 416(i)(1)(A)(i), (ii) or (iii) applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)).  An executive who meets the criteria in the preceding sentence will be considered a Key Employee for purposes of this Agreement for the 12-month period commencing on the next following April 1.

After payment of all amounts and benefits under this Article 7, the Company thereafter shall have no further obligation under this Agreement.

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Article 8.Covenant Not to Compete

The terms and provisions contained in this Article 8 comprise a covenant not to compete (the “Covenant Not to Compete”).  The Executive acknowledges and agrees as follows:

8.1CarMax operates a unique business concept regarding the sale and servicing of new and used vehicles in a highly competitive industry.

8.2CarMax’s competitors have attempted to duplicate CarMax’s business concept in various markets throughout the United States, including markets where CarMax does not currently have a business location, and may continue to do so.

8.3In connection with the Executive’s employment with CarMax, he will receive access to, and training regarding, CarMax’s business concept and will, accordingly, acquire commercially valuable knowledge of and insight into CarMax’s operations and CarMax’s proprietary and confidential information, any of which if made available to any Competitor (as defined below) could place CarMax at a competitive disadvantage.

8.4In order to protect CarMax’s legitimate business interests from Competitors (as defined below) and to protect CarMax’s critical interest in its proprietary and confidential information, the Executive covenants and agrees as follows:

During the Executive’s employment with CarMax and for a period of twenty-four (24) months following the last day of the Executive’s employment (the “Restricted Period”), the Executive will not, directly or indirectly, compete with CarMax by acting “in a competitive capacity” (as defined below), for, or on behalf of, any person or entity operating or developing, during the Restricted Period, a business that provides or intends to provide activities, products or services that are the same or substantially similar to, and competitive with, the business of CarMax as of Executive’s last day of employment with CarMax (each, a “Competitor”) within any Metropolitan Statistical Area (as defined by the United States Office of Management and Budget) in which CarMax has a retail store site as of Executive’s last day of employment.  Such Competitors include, but are not limited to: Sonic Automotive, Inc.; Lithia Motors, Inc.; Group 1 Automotive, Inc.; AutoNation, Inc.; Penske Automotive Group, Inc.; Asbury Automotive Group, Inc.; Hendrick Automotive Group;  Auction Direct USA, L.P.; Car Sense Inc.; AutoAmerica, Inc.; Left Gate Property Holding, Inc. d/b/a Texas Direct Auto; Off Lease Only, Inc.; Carvana, LLC; Carvana Group, LLC; AutoMatch USA, LLC; DriveTime Car Sales Company, LLC; DriveTime Automotive Group, Inc.; CarLotz, Inc.; Hertz Global Holdings, Inc.; Enterprise Holdings, Inc.; Avis Budget Group, Inc.; Cox Automotive, Inc.; Classified Ventures, LLC; TrueCar, Inc.; Edmunds.com, Inc.; Dealertrack Technologies, Inc.; Dealer Dot Com, Inc.; CarGurus, LLC; Blinker, Inc.; and Beepi, Inc., and any automotive retail operation affiliated with, owned, operated, or controlled by Berkshire Hathaway Inc.; Home Depot, Inc.; Lowe’s Companies, Inc.; Target Corporation; Wal-Mart Stores, Inc.; Sears Holdings Corporation; Carrefour S.A.; Costco Wholesale Corporation; Royal Dutch Shell plc; Exxon Mobil Corporation; Chevron Corporation; and/or Gulliver International Co., Ltd.

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8.5A business, including any Competitor, or any of its respective subsidiaries or affiliates, will not be considered to be in competition with CarMax for purposes of Article 8 if the business, or operating unit of the business, or its respective subsidiaries or affiliates, by which the Executive will be or is employed (i) does not have within the twenty-four (24) months preceding the Executive’s termination of employment with CarMax, annual gross revenues (calculated on a rolling 12-month basis) of at least $5,000,000 derived from the sale and servicing of new or used vehicles; or (ii) is not projected (by the business or operating unit of the business) to have within the twenty-four (24) months following the Executive’s termination of employment with CarMax, annual gross revenues (regardless of how calculated) of at least $5,000,000 derived from the sale and servicing of new or used vehicles.

8.6Acting “in a competitive capacity” shall mean providing to a Competitor, directly or indirectly, the same or substantially similar services that the Executive provided to CarMax at any time during Executive’s last twenty-four (24) months of employment.

8.7Nothing herein shall prevent or restrict the Executive from working for any person in any role or in any capacity that is not in competition with CarMax.

8.8Notwithstanding the foregoing, nothing herein shall be deemed to prevent or limit the right of the Executive to invest in the capital stock or other securities of any corporation whose stock or securities are regularly traded on any public exchange.

8.9Intellectual Property.  The Executive understands and acknowledges that any writing, invention, design, system, process, development or discovery (collectively, “Intellectual Property”) conceived, developed, created or made by the Executive, alone or with others, both during the Term of this Agreement and in the course of the Executive’s employment prior to the Term, is the sole and exclusive property of the Company to the extent such Intellectual Property is related to the Executive’s duties or is within the scope of the Company’s actual or anticipated business. The Executive agrees to assign to the Company any and all of his right, title, and interest in and to such Intellectual Property, including, but not limited to, patent, trademark and other rights. The Executive further agrees to cooperate fully with the Company to secure, maintain, enforce, or defend the Company’s ownership of and rights in such Intellectual Property.  The rights and remedies of this Section 8.9 are in addition to any rights and remedies available under applicable law.

8.10The Executive and CarMax have examined in detail the Covenant Not to Compete contained in this Article 8 and each agrees that the restraint imposed upon the Executive is reasonable in light of the legitimate business interests of CarMax and is not unduly harsh or burdensome with respect to the Executive’s ability to earn a livelihood.  If any provision of the Covenant Not to Compete relating to the time period, geographic area or scope of restricted activities shall be declared by a court of competent jurisdiction to exceed the maximum time period, geographic area or scope of activities, as applicable, that such court deems reasonable and enforceable, then such time period, geographic area or scope of activities shall be deemed to be, and thereafter shall become, the maximum time period, scope of activities or largest

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geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

8.11The Executive and CarMax acknowledge that the Executive’s services are of a special, extraordinary, and intellectual character that gives the Executive unique value, and that CarMax’s business is highly competitive, and that violation of the Covenant Not to Compete provided herein would cause immediate, immeasurable, and irreparable harm, loss, and damage to CarMax not adequately compensable by a monetary award.  In the event of any breach or threatened breach by the Executive of the Covenant Not to Compete, CarMax shall be entitled to such equitable and injunctive relief as may be available to restrain the Executive from violating the provisions hereof.  Nothing herein shall be construed as prohibiting CarMax from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of the Executive hereunder for Cause.

Article 9. Non-Solicitation of Employees

The Executive agrees that during the Executive’s employment with CarMax and for a period of twenty-four (24) months following the last day of the Executive’s employment, the Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of CarMax with whom the Executive had material business-related contact on behalf of CarMax, to leave employment with CarMax for any reason whatsoever (the “Covenant Not to Solicit”).  For purposes of this Article 9, employee shall mean any individual employed by CarMax.

Article 10.Confidentiality

The terms and provisions contained in this Article 10 comprise a covenant of confidentiality (the “Covenant of Confidentiality”).

The Executive understands and agrees that any and all Protected Information is the property of CarMax and is essential to the protection of CarMax’s goodwill and to the maintenance of CarMax’s competitive position and accordingly should be kept secret.  For purposes of this Agreement, “Protected Information” means trade secrets, confidential and proprietary business information of or about CarMax, and any other information of CarMax, including technical data, processes, know‑how, financial data, analyses, forecasts, plans, operations information and data, customer lists (including potential customers) and information, marketing plans, materials and information, product and service information, accounts and billings information, sales transaction data, sales documents and information, discoveries, ideas, concepts, designs, drawings, specifications, techniques, models, information systems data and materials, computer software or hardware, data analyses and compilations, source code, object code, documentation, diagrams, flow charts, research, procedures, methods, systems, programs, price lists, pricing policies, supplier and distributor information, sources of supply, internal memoranda, promotional plans, internal policies, purchasing information, operating methods and procedures, training materials, and any products and services which may be developed from time to time by CarMax and its agents or employees, including the Executive; provided, however, that

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information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by CarMax or lawfully obtained from third parties who are not bound by a confidentiality agreement with CarMax, is not Protected Information.

CarMax has advised the Executive and the Executive acknowledges that it is the policy of CarMax to maintain as secret and confidential all Protected Information, and that Protected Information has been and will be developed at substantial cost to and effort by CarMax.  The Executive agrees to hold in strict confidence and safeguard any and all Protected Information accessed or accessible by the Executive during the Executive’s employment.  The Executive shall not, without the prior written consent of CarMax, at any time, directly or indirectly, divulge, furnish, use, disclose or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Executive’s employment with CarMax), any Protected Information, or cause any such Protected Information to enter the public domain.

Nothing contained in this Article 10 is intended to reduce in any way the protection available to CarMax pursuant to the Uniform Trade Secrets Act as adopted in Virginia or any other state or other applicable laws that prohibit the misuse or disclosure of confidential or proprietary information.  Unless lengthened by the application of the Virginia Uniform Trade Secrets Act or other applicable law, the restrictions in Article 10 shall remain in effect during Associate’s employment and for five (5) years thereafter.

Article 11.Change in Control; Sale of Assets

11.1Purpose.  The Company recognizes that the possibility of a Change in Control or Asset Sale exists, and the uncertainty and questions that it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company.  Accordingly, the purpose of this Article 11 is to encourage the Executive to continue employment after a Change in Control or Asset Sale by providing reasonable employment security to the Executive and to recognize the prior service of the Executive in the event of a termination of employment under certain circumstances after a Change in Control or Asset Sale.  This Article 11 shall not become effective, and the Company shall have no obligation hereunder, if the employment of the Executive with the Company terminates before a Change in Control or Asset Sale.

11.2Definitions.

(a)“Change in Control” of the Company means the occurrence of either of the following events: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes, or obtains the right to become, the beneficial owner of Company securities having twenty percent (20%) or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors to the Board of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who

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were directors of the Company before such transactions shall cease to constitute a majority of the board or of the board of directors of any successor to the Company.

(b)“Asset Sale” shall mean a sale of all or substantially all of the assets of the Company in a single transaction or a series of related transactions.

11.3Long-Term Incentive Compensation.  The terms and conditions of the awards and agreements applicable to the Executive’s outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of long-term incentive compensation, regardless of whether such compensation is equity or cash based, will govern the consequences to the Executive upon the occurrence of a Change in Control or an Asset Sale or upon a termination of the Executive’s employment thereafter.

11.4Continued Employment Following Change in Control or an Asset Sale.  If a Change in Control or an Asset Sale occurs and the Executive is employed by the Company on the date the Change in Control or Asset Sale occurs (the “Change in Control Date”), the period beginning on the Change in Control Date and ending on the second (2nd) anniversary of such date shall be the “Change in Control Employment Period.”

11.5Termination of Employment During Change in Control Employment Period.  The Executive will be entitled to the compensation and benefits described in this Section 11.5 if, during the Change in Control Employment Period, (a) the Company terminates his employment for any reason other than for Cause or due to Disability, or (b) the Executive voluntarily terminates his employment with the Company for Good Reason.  The compensation and benefits described in this Section 11.5 are in lieu of, and not in addition to, any compensation and benefits provided to the Executive pursuant to Sections 7.5 and 7.7 herein and any amounts otherwise payable under any severance plan or agreement covering senior officers of the Company.  Upon such a termination of employment, the Executive shall receive the following payments and benefits:

(a)The Executive shall be entitled to his Accrued Obligations and a Pro Rata Target Bonus.  The Accrued Obligations provided under Section 7.2(b)(i) and (ii) and the Pro Rata Target Bonus shall be paid to the Executive in a lump sum cash payment within ten (10) days after the Date of Termination or as soon thereafter as may be practicable.  The Accrued Obligations provided under Section 7.2(b)(iii) and (iv) shall be paid in accordance with the terms of the plan under which they are due.

(b)The Company shall pay to the Executive an amount equal to 2.99 times the Executive’s Final Compensation.  For purposes of this Agreement, “Final Compensation” means the Base Salary in effect at the Date of Termination, plus the higher Annual Bonus paid or payable for the two (2) most recently completed fiscal years.  If the Change in Control Employment Period relates to an event that also qualifies as a Change in Control Event, this payment will be paid to the Executive in a lump sum cash payment on the forty-fifth (45th) day following the Executive’s Separation from Service.  Otherwise, such payment shall be paid at the time and in the form set forth in Section 7.5.  For purposes of this Section 11.5(b), a “Change in

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Control Event” means an event described in IRS regulations or other guidance under Code Section 409A(a)(2)(A)(v).

(c)The Executive’s participation in the Company’s health, dental, and vision plans will end on the last day of the month in which the Date of Termination occurs. The Executive may elect to continue coverage under the health, dental and/or vision plans for himself and his eligible dependents in accordance with the terms and procedures of COBRA.  If the Executive elects COBRA coverage, the Executive shall be responsible for remitting the COBRA premium to the Company (or to a COBRA administrator designated by the Company) in accordance with the terms of the health, dental and vision plans and applicable COBRA requirements.  If the Executive elects COBRA coverage, the Company shall reimburse the Executive for a portion of the cost of such coverage until the end of the COBRA coverage period, up to a maximum period of eighteen (18) months. The amount of the Company’s reimbursement shall be equal to the sum of (1) the amount the Company would have otherwise paid for such coverage if the Executive had remained an active employee of the Company, and (2) the COBRA administration fee.  If the Executive does not elect COBRA coverage, the Company shall have no obligation to the Executive with respect to health, dental and vision benefits following the Date of Termination.

(d)The Company shall provide the Executive with reasonable outplacement services not to exceed a cost of $25,000.  Such services shall be provided no later than the expiration of the two-year period following the Executive’s Separation from Service.

11.6Death, Disability or Retirement Termination During Change In Control Employment Period.  If the Executive’s employment ends by reason of Retirement, the Executive’s death, or as a result of Disability during the Change in Control Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement other than:

(a)The Executive (or his beneficiary or his estate in the event of his death) will be entitled to the payment of the Executive’s Accrued Obligations and a Pro Rata Target Bonus.  The Accrued Obligations provided under Section 7.2(b)(i) and (ii) and the Pro Rata Target Bonus shall be paid in a lump sum cash payment within ten (10) days after the Date of Termination or as soon thereafter as may be practicable.  The Accrued Obligations provided under Section 7.2(b)(iii) and (iv) shall be paid in accordance with the terms of the plan under which they are due; and

(b)The terms and conditions of the awards and agreements applicable to the Executive’s outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of long-term incentive compensation, regardless of whether such compensation is equity or cash based, will govern the consequences of the termination of the Executive’s employment under this Section 11.6.

The compensation and benefits described in this Section 11.6 are in lieu of, and not in addition to, any compensation and benefits provided to the Executive pursuant to Sections 7.2 and 7.3

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herein and any amounts otherwise payable under any severance plan or agreement covering senior officers of the Company.

11.7Termination for Cause and Termination Other Than For Good Reason Following a Change in Control.

(a)If the Executive’s employment is terminated for Cause during the Change in Control Employment Period, this Agreement will terminate without further obligation to the Executive other than the payment to the Executive of his accrued and unpaid Base Salary through the Date of Termination, as well as any deferred compensation and other employee welfare and retirement benefits to which the Executive is entitled on the Date of Termination in accordance with the terms of the applicable plan or plans under which they are due.  The terms and conditions of the awards and agreements applicable to the Executive’s outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of long-term incentive compensation, regardless of whether such compensation is equity or cash based, will govern the consequences of the termination of the Executive’s employment under this Section 11.7(a).  The compensation and benefits described in this Section 11.7 are in lieu of, and not in addition to, any compensation and benefits provided to the Executive pursuant to Sections 7.4 and 7.6 herein and any amounts otherwise payable under any severance plan or agreement covering senior officers of the Company.

(b)If the Executive terminates employment during the Change in Control Employment Period other than for Good Reason, this Agreement will terminate without further obligation to the Executive other than:

(i)The Executive (or his beneficiary or his estate in the event of his death) will be entitled to the payment of the Executive’s Accrued Obligations.  The Accrued Obligations provided under Section 7.2(b)(i) and (ii) shall be paid in a lump sum cash payment within ten (10) days after the Date of Termination or as soon thereafter as may be practicable.  The Accrued Obligations provided under Section 7.2(b)(iii) and (iv) shall be paid in accordance with the terms of the plan under which they are due; and

(ii) The terms and conditions of the awards and agreements applicable to the Executive’s outstanding stock options, stock grants, stock appreciation rights, performance-based grants, and all other forms of long-term incentive compensation, regardless of whether such compensation is equity or cash based, will govern the consequences of the termination of the Executive’s employment under this Section 11.7(b).

11.8Conditions on Company Obligations.  All payments and benefits made or provided pursuant to Article 11 are subject to the provisions of Section 7.8 (including the Key Employee Delay in Section 7.8(c)).  After payment of all amounts and benefits under this Article 11, the Company thereafter shall have no further obligation under this Agreement.

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Article 12.Assignment

12.1Assignment by Company.  This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the “Company” under the terms of this Agreement.  As used in this Agreement, the term “successor” shall mean any person, firm, corporation, or business entity which, at any time, whether by merger, purchase, or otherwise, acquires all or substantially all, or control of all or substantially all, of the assets or the business of the Company.  Except as provided herein, the Company may not otherwise assign this Agreement.

12.2Assignment by the Executive.  The services to be provided by the Executive to the Company hereunder are personal to the Company and the Executive’s duties may not be assigned by the Executive; provided, however, that this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees.  If the Executive dies while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, in the absence of such designee, to the Executive’s estate.

Article 13.Dispute Resolution

Except for actions initiated by CarMax to enjoin a breach by the Executive, and/or recover damages from the Executive, related to the Covenant Not to Compete (Article 8), the Covenant Not to Solicit (Article 9) or the Covenant of Confidentiality (Article 10) (collectively, the “Restrictive Covenants”), which action(s) CarMax may bring in an appropriate court of law or equity, any disagreement between the Executive and CarMax concerning anything covered by this Agreement or concerning other terms or conditions of the Executive’s employment or the termination of the Executive’s employment will be settled by final and binding arbitration pursuant to CarMax’s Dispute Resolution Rules and Procedures in effect at the time the disagreement or dispute arises or at the time of termination in the event the Executive’s employment terminated.  The decision of the arbitrator will be final and binding on both the Executive and CarMax and may be enforced in a court of appropriate jurisdiction.

Article 14.Litigation By Third Parties

All litigation or inquiries by third parties (including, but not limited to, those by the Company’s shareholders or by government agencies) arising out of or in connection with the Executive’s performance under this Agreement, against either the Company or the Executive or both, shall be jointly defended or opposed by the parties hereto to support this Agreement.  The Company shall appoint legal counsel for the parties and shall bear the costs, reasonable legal fees and expenses related to such litigation or inquiry.

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Article 15.Indemnity; Limitation of Liability

As an officer of the Company, the Executive shall be entitled to indemnity and limitation of liability as provided pursuant to the Company’s Articles of Incorporation, bylaws and any other governing document, as the same shall be amended from time to time.

Article 16.Notice

Any notices, requests, demands, or other communications provided for by this Agreement shall be in writing, and given by delivery in person or by registered or certified mail, postage prepaid (in which case notice will be deemed to have been given on the third day after mailing) or by overnight delivery by a reliable overnight courier service (in which case notice will be deemed to have been given on the day after delivery to such courier service).  Notices to the Executive shall be directed to the last address he has filed in writing with the Company.  Notices to the Company shall be directed to the Secretary of the Company.

Article 17.Miscellaneous

17.1Entire Agreement.  This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.  Without limiting the generality of the foregoing sentence, this Agreement completely supersedes any and all prior employment and severance agreements entered into by and between the Company, and the Executive, and all amendments thereto, in their entirety.

17.2Return of Materials.  Upon the termination of the Executive’s employment with the Company, however such termination is effected, the Executive shall promptly deliver to the Company all property (including Intellectual Property), records, materials, documents, and copies of documents concerning the Executive’s business and/or its customers (hereinafter collectively “Company Materials”) which the Executive has in his possession or under his control at the time of termination of his employment.  The Executive further agrees not to take or extract any portion of Company Materials in written, computer, electronic or any other reproducible form without the prior written consent of the Board.

17.3Modification.  This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

17.4Severability.  It is the intention of the parties that the provisions of the restrictive covenants herein shall be enforceable to the fullest extent permissible under the applicable law.  If any clause or provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the Term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement that is illegal, invalid or unenforceable, there shall be added, as a part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.

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17.5Attorney’s Fees.  In any action arising under this Agreement, CarMax, so long as it prevails, shall be entitled to recover its reasonable attorney’s fees and costs.

17.6Section 409A.  Notwithstanding any other provision of this Agreement, (i) to the extent applicable, this Agreement will be interpreted, operated and administered in accordance with the requirements of Code Section 409A, and (ii) if either the Company or the Executive determines that any provision of this Agreement may cause compensation payable to the Executive to be classified as income under Code Section 409A(a) or (b) and thereby results in tax penalties to the Executive, the Company or the Executive, as the case may be, shall notify the other party and the parties will amend the Agreement to avoid penalties under Code Section 409A.

17.7Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

17.8Tax Withholding.  The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

17.9Restrictive Covenants of the Essence.  The Restrictive Covenants in Articles 8, 9 and 10 of the Agreement are of the essence of this Agreement.  In the event that the Executive has a claim or cause of action against CarMax (whether related to this Agreement or not), such claim or cause of action, including but not limited to a breach of this Agreement by CarMax, shall not prevent or otherwise constitute a defense to CarMax’s enforcement of the Restrictive Covenants and shall not excuse the Executive’s performance of the Restrictive Covenants.  CarMax shall at all times maintain the right to seek enforcement of the Restrictive Covenants whether or not CarMax has previously refrained from seeking enforcement of any such Restrictive Covenant as to the Executive or any other peer Executive who has signed an agreement with similar covenants.  Notwithstanding any provision contained within this Agreement, the obligations of the Executive under Articles 8, 9, 10, 13 and 17 of this Agreement shall continue after the termination of this Agreement and the Executive’s employment and shall be binding on the Executive’s heirs, executors, legal representatives and assigns.

17.10Beneficiaries.  The Executive may designate one (1) or more persons or entities as the primary or contingent beneficiaries of any amounts to be received under this Agreement.  Such designation must be in the form of a signed writing acceptable to the Company’s chief legal officer.  The Executive may make or change such designation at any time.

17.11Full Settlement.  Except as set forth in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except to the extent any amounts are due the Company or its subsidiaries or affiliates pursuant to a judgment against the Executive; provided, however, in no event shall any judgment result in the offset of amounts subject to Code Section 409A.  In no

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event shall the Executive be obligated to seek other employment in mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer; provided, that continued health, dental and vision benefit plan participation pursuant to Section 7.5(a)(ii) or Section 11.5(c) herein shall be reduced to the extent that the Executive becomes eligible to such benefits from a subsequent employer.

17.12Contractual Rights to Benefits.  This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder.  However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets in trust or otherwise to provide for any payments to be made or required hereunder.

17.13Resignations.  Upon the termination of the Executive’s employment, however such termination is effected, he shall be deemed to have resigned as of the date of such termination all offices and directorships he may have held with the Company and all subsidiaries.

Article 18.Governing Law

This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Virginia without regard to conflicts of laws principles thereof.  In the event of any litigation between CarMax and Executive related to the enforcement or enforceability of the Restrictive Covenants, the parties agree that the Circuit Court for the County of Henrico, Virginia, shall have mandatory and exclusive jurisdiction and venue of any such action.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of January 6, 2015.

CARMAX, INC.: By: /s/ Thomas J. Folliard Thomas J. Folliard President and Chief Executive Officer
EXECUTIVE: /s/ Thomas W. Reedy Thomas W. Reedy Executive Vice President and Chief Financial Officer

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EXHIBIT A

[Form of Release]

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (the “Agreement and General Release”), dated as of _______ __, 20__, is made by and between CarMax, Inc., for itself and its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as the “Company”) and _______________________ (“Executive”), for him/herself and his/her heirs, executors, administrators, successors and assigns (together with Executive, collectively referred to throughout this Agreement and General Release as “Employee”) agree:

1.Last Day of Employment.  The Executive’s last day of employment with the Company is ____________, 20__.  In addition, effective as of ____________, 20__, the Executive resigns from the Executive’s position as Executive Vice President and Chief Financial Officer of the Company, and will not be eligible for any benefits or compensation after ____________, 20__, other than as specifically provided in Articles 7 or 11, as applicable, of the Severance Agreement between the Company and the Executive dated as of __________ __, 20__ (“Severance Agreement”) and the Executive’s continued right to indemnification and directors and officers liability insurance.  In addition, effective as of ____________, 20__, the Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any benefit plans of the Company.  These resignations will become irrevocable as set forth in Section 3 below.

2.Consideration.  The parties acknowledge that this Agreement and General Release is being executed in accordance with Article 7 or Article 11 of the Severance Agreement, as applicable, and that this Agreement and General Release is a condition to the receipt by Employee of all payments and benefits thereunder.

3.Revocation.  The Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day the Executive executes this Agreement and General Release.  Any revocation within this period must be submitted, in writing, to the Company and state, “I hereby revoke my acceptance of our Agreement and General Release.”  The revocation must be personally delivered to the Company’s _______________, or his/her designee, or mailed to the Company, _______________________________ and postmarked within seven (7) calendar days of execution of this Agreement and General Release.  This Agreement and General Release shall not become effective or enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Virginia, then the revocation period shall not expire until the next following day that is not a Saturday, Sunday, or legal holiday.

4.General Release of Claims.  Employee knowingly and voluntarily releases and forever discharges the Company from any and all claims, rights, causes of action, demands, damages, fees, costs, expenses, including attorneys’ fees, and liabilities of any kind whatsoever,

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whether known or unknown, against the Company, that Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

●The Age Discrimination in Employment Act of 1967, as amended;

●The Older Workers Benefit Protection Act of 1990;

●Title VII of the Civil Rights Act of 1964, as amended;

●The Civil Rights Act of 1991;

●Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

●The Employee Retirement Income Security Act of 1974, as amended;

●The Immigration Reform and Control Act, as amended;

●The Americans with Disabilities Act of 1990, as amended;

●The Worker Adjustment and Retraining Notification Act, as amended;

●The Occupational Safety and Health Act, as amended;

●The Family and Medical Leave Act of 1993;

●All other federal, state or local civil or human rights laws, whistleblower laws, or any other local, state or federal law, regulations and ordinances;

●All public policy, contract, tort, or common laws; and

●All allegations for costs, fees, and other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Employee’s rights of indemnification and directors and officers liability insurance coverage to which the Executive was entitled immediately prior to __________ __, 20__ with regard to the Executive’s service as an officer and director of the Company (including, without limitation, under Article 15 of the Severance Agreement); (ii) Employee’s rights under any tax-qualified pension plan or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Company or under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (iii) Employee’s rights under Article 7 or Article 11 of the Severance Agreement, as the case may be;  (iv) Employee’s rights as a stockholder of the Company; (v) Employee’s right to file charges with the Equal Employment Opportunity Commission, or any government agency concerning claims of discrimination, although Employee waives the Executive’s right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment

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Opportunity Commission or any other federal, state or local agency on behalf of Employee under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law; and (vi) Employee’s rights that cannot be released by private agreement under applicable law.

5.Affirmations.  Employee affirms that the Executive has been paid or has received all compensation, wages, bonuses, commissions, and/or benefits to which the Executive may be entitled and no other compensation, wages, bonuses, commissions and benefits are due to the Executive, except as provided in Article 7 or Article 11 of the Severance Agreement, as applicable.  The Employee also affirms the Executive has no known workplace injuries.

6.Return of Property.  Employee represents that the Executive has returned to the Company all property belonging to the Company, including but not limited to any vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards, and all Protected Information as defined in Article 10 of the Severance Agreement.

7.   Cooperation.    Employee agrees to reasonably cooperate with the Company to provide truthful and accurate information in connection with any administrative proceeding, arbitration, or litigation relating to any matter that occurred during the Associate’s employment with the Company in which the Associate was involved or of which the Associate has knowledge.  Nothing herein, or in any other provision of this Agreement and General Release, shall affect or limit the Employee’s lawful opportunity to cooperate with or participate in any administrative proceeding or investigation by the Equal Employment Opportunity Commission, the National Labor Relations Board or any other federal, state of local administrative agency.

8.  Governing Law and Interpretation.  This Agreement and General Release shall be governed and construed in accordance with the laws of the Commonwealth of Virginia, without reference to Virginia’s choice of law statutes or decisions.  In the event Employee or the Company breaches any provision of this Agreement and General Release, Employee and the Company acknowledge that either may institute an action to specifically enforce any term or terms of this Agreement and General Release pursuant to the dispute resolution provisions of Article 13 of the Severance Agreement.  Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.  Nothing herein, however, shall operate to void or nullify any enforceable general release language contained in this Agreement and General Release.

9.No Admission of Wrongdoing.  Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.

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10.Amendment.  This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11.Entire Agreement.  This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Severance Agreement that are intended to survive termination of the Severance Agreement, including but not limited to those contained in Articles 8, 9 and 10, 13 and in Section 17.2 thereof, shall survive and continue in full force and effect.  Employee acknowledges the Executive has not relied on any representations, promises, or agreements of any kind made to the Executive in connection with the Executive’s decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW AND CONSIDER THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE SEVERANCE AGREEMENT, TO WHICH EMPLOYEE WOULD NOT OTHERWISE BE ENTITLED, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE COMPANY AS SET FORTH HEREIN.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

CARMAX, INC.: By: Name:_____________________________ Title:______________________________
EXECUTIVE/EMPLOYEE: Name: _____________________________

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